Exhibit 10.10
FIFTH AMENDED AND RESTATED
LOAN AND LINE OF CREDIT AGREEMENT
     THIS FIFTH AMENDED AND RESTATED LOAN AND LINE OF CREDIT AGREEMENT (“Agreement”), effective the 24th day of March, 2009 by and between COLUMBUS BANK AND TRUST COMPANY, a Georgia banking corporation (the “Bank”), GREEN DOT CORPORATION, a Delaware corporation (the “Borrower”), amends and restates and replaces in its entirety that certain Fourth Amended and Restated Loan and Line of Credit Agreement dated March 24, 2008 between Bank and Borrower (the “Prior Line of Credit Agreement”; Borrower hereby acknowledges that no additional advances will be funded under the Prior Line of Credit Agreement as same has been replaced by this Agreement);
W I T N E S S E T H  T H A T:
     WHEREAS, Borrower conducts a prepaid stored value card business headquartered in Monrovia, California, and in connection with said business, Bank granted to Borrower a Line of Credit evidenced by the Prior Line of Credit Agreement and issued on account of Borrower an Irrevocable Letter of Credit in favor of Westchester Fire Insurance Company;
     WHEREAS, Borrower and Bank hereby desire to renew and amend and restate in full the Prior Line of Credit Agreement and to increase, inter alia, the maximum principal amount of the line of credit from $12,000,000.00 to $15,000,000.00.
     NOW THEREFORE, in consideration of the commitments herein made by Bank and for the other considerations and mutual agreements of the parties hereinafter expressed, the parties hereby covenant and agree as follows:

     1. THE CREDIT FACILITY.
          (a) The Credit Facility. Bank agrees to establish the Credit Facility created by this Agreement in favor of Borrower for a maximum amount of Fifteen Million and No/100ths Dollars ($15,000,000.00) (the “Credit Facility”). Subject to the restrictions hereinafter specified, the Credit Facility will be available for use by Borrower solely for the purpose of maintaining a positive balance in the Operating Account (as defined herein) equal to at least the Activated Card Balance (as defined below) and such other purposes as may be approved by Bank, which approval may be withheld in Bank’s sole discretion.
          (b) Restrictions on Use of Borrowed Funds. Borrower expressly covenants and agrees that in no event shall any funds borrowed on the Credit Line by used by Borrower, or made available by Borrower .for use by others, for the purpose (whether immediate, incidental or ultimate) of buying or carrying margin stock as contemplated by Regulation U of the Federal Reserve Board or any security within the meaning of the Securities Exchange Act of 1934, as amended.
          (c) The Revolving Loan and Line of Credit Note. The Credit Facility shall be evidenced by a Fifth Amended and Restated Line of Credit Note payable to Bank’s order in the face amount of $15,000,000.00 dated of even date hereof (as amended, modified, restated or otherwise altered the “Note”; which Fifth Amended and Restated Line of Credit Note amends and restates that certain Fourth Amended and Restated Line of Credit Note from Borrower to Bank dated March 24, 2008), and is made a part hereof by this reference. The Note provides for accrual and monthly payment of interest on the amounts of principal from time to time advanced and outstanding under the Credit Facility at the rate provided therein, and provides that the principal amount outstanding is due and payable March 24, 2010, along with all accrued and unpaid interest thereon.

          (d) Advances on Note. Borrower and Bank agree that (prior to funding any, if any, advances on the date hereof) the current outstanding principal balance of the Note is $0 (which includes the outstanding principal balance carried forward from the above-referenced Fourth Amended and Restated Line of Credit Note). Subject in all events to the limitations set forth in this Agreement, Bank shall continue to advance funds to Borrower on the Note by entering such advances as debits to Borrower’s Credit Facility Account. Subject to the terms and conditions set forth in this Agreement, without any further direction or request from Borrower, Bank may debit to Borrower’s Credit Facility Account by amounts necessary to assure payment of amounts to be withdrawn from the Operating Account for deposit into the Funding Account and Borrower agrees for Bank to credit against Borrower’s Credit Facility Account on a daily basis the amount by which deposits in the Operating Account exceed the amount required to be withdrawn from such Operating Account on such day for deposit in the Funding Account. Each advance will be made by Bank by direct deposit into the Operating Account at Bank (currently account number 30048915), and each advance shall be deemed completed at the time such advanced funds are deposited into the Operating Account. For the purposes of this Agreement, “Borrower’s Credit Facility Account” shall mean accounts on the books of Bank in which Bank will record loans or other advances made by Bank to or for the benefit of Borrower pursuant to the terms of this Agreement, payments received on such loans and advances and other appropriate debits and credits as provided by this Agreement or the Note. Borrower agrees that at all times it is Borrower’s Obligation to cause (even if funds are not available for such use under the Credit Facility) the balance on deposit in the Funding Accounts to be at least equal to the amount of the Activated Card Balance

(as defined in paragraph (e)(3) below). Bank shall have no obligation to advance any funds on the Note at any time after an Event of Default shall have occurred hereunder, or a default shall have occurred under the terms of any of the other Loan Documents, as hereinafter defined.
     If at any time Borrower is not entitled to any advances on the Note by the terms of this Agreement, Bank may, in its sole discretion, make requested advances; however, it is expressly. acknowledged and agreed that, in such event, Bank shall have the right, in its sole and absolute discretion, to decline to make any requested advance and to require any payment required under the terms of this Agreement without prior notice to Borrower, and the making of any such requested advances shall not be construed as a waiver of such right by Bank.
     In the event that the availability of the Credit Facility hereunder expires by the terms of this Agreement, the Note or by the terms of any agreement extending the expiration date of the Credit Facility, Bank may, in its sole discretion, make requested advances; however, it is expressly acknowledged and agreed that in such event, Bank shall have the right, in its sole and absolute discretion, to decline to make any requested advance and may require payment full of the Note at any time without prior notice to Borrower, and the making of any such requested advances shall not be construed as a waiver of such right by Bank. The maximum amount available to be drawn on the Credit Facility shall be diminished by sums borrowed and advanced on the Note for and during the time that same are outstanding.
          (e) Accounts Receivable; Account Debtor; and Retailer Funds. For the purposes of this Agreement and the other Loan Documents (as hereinafter defined), the following terms shall have the following meanings:

               1. “Account,” “Accounts,” “Account Receivable,” and “Accounts Receivable” shall include all accounts, accounts receivable, notes, notes receivable, contracts, contract rights, retail installment sales contracts, drafts, documents, title retention and lien instruments, security agreements, acceptance, instruments, conditional sales contracts, chattel mortgages, chattel paper, general intangibles, and other forms of obligation and rights to payment and receivables whether or not yet earned by performance, including, without limitation, state and federal tax refunds.
               2. “Account Debtor” shall mean the party who is obligated on or under any Account Receivable or contract right.
               3. “Activated Card Balance” shall mean on any day the aggregate amount available for use by all holders of Cards distributed by Borrower.
               4. “Card” shall mean any stored value or similar card to include, but not be limited to, Green Dot cards.
               5. “Funding Account” shall mean one or more accounts from time to time established at Bank which are utilized to fund activated Cards and/or to fund accounts established at other institutions which are used to fund activated Cards.
               6. “Operating Account” shall mean the account maintained at Bank which is utilized to meet funding requirements in the Funding Account.
               7. “Reseller” shall mean any entity (or affiliate thereof) with which Borrower has entered into a relationship pursuant to which such entity contracts with third parties to collect funds for loading onto a Card.

               8. “Retailer” shall mean any entity (or affiliate thereof) with which Borrower has entered into a relationship pursuant to which such entity collects funds for loading onto a Card.
               9. “Retailer Funds” shall mean cardholder funds collected by a Retailer or a Reseller for loading onto a Card pursuant to a contract, which such contract contains the irrevocable .without Bank’s written consent, requirement that the Retailer or Reseller deposit all funds collected with respect to a Card to the Retailer Reserve Fund maintained at Bank (or, with respect to contracts with Retailers or Resellers entered into prior to May 1, 2005, Borrower has instructed such Retailer or Reseller, in writing, that such funds are to be deposited with Bank unless otherwise instructed by Bank and Borrower) and any fee revenue of Borrower due from a Retailer or Reseller for deposit into any accounts held by Bank.
               10. “Retailer Reserve Fund” is an account or accounts established at Bank where Retailers and Resellers are to deposit funds for loading onto Cards and deposit fees due to Borrower in connection with the sale of such Card.
               11. “Synovus Management Agreement” means the Stored Value Card Agreement between Borrower and Bank (as successor and assignee in interest to PointPathBank, N.A.) dated January 30, 2001 (as heretofore amended) and all amendments, modifications, restatements and replacements thereof.
          (f) Security. The Note is and shall be secured by the Collateral (and the proceeds thereof) described in paragraph 3 of this Agreement as well as the Loan Documents (each as hereinafter defined).
          (g) Debit to Note. As to the initial advance herewith made and each advance henceforth made to Borrower hereunder, Bank shall be and is hereby authorized to debit the amount thereof to the Note, without notice, as an advance of principal that will bear interest and be secured as herein and in the Note provided; Borrower hereby expressly waives notice of any such advance at any time made by Bank hereunder and notice of any such debit to the Note.
          (h) Duration. The Credit Facility shall be available to Borrower for a period commencing on the date hereof and expiring on March 24, 2010, which shall be the maturity date of the Note. Should the Credit Facility be extended or renewed on or after March 24, 2010, any such extension or renewal to be in the sole and absolute discretion of Bank, then any such extension or renewal shall be on such terms as shall be agreed upon in writing by Bank and Borrower at that time, but except to the extent the provisions hereof conflict with any terms then agreed to in writing by Bank and Borrower, all provisions and terms hereof shall remain in full force and effect with regard to any such extension, or renewal.
          (i) Commitment Fee. The Borrower agrees to pay to the Bank a loan commitment fee equal to .15 basis points of the maximum principal amount of the Credit Facility, due and payable in full upon or prior to the execution of this Agreement.
     2. LETTER OF CREDIT
          (a) Borrower and Bank are parties to an Irrevocable Letter of Credit Application and Reimbursement Agreement dated November 6, 2006 (such Irrevocable Letter of Credit Application and Reimbursement Agreement and all amendments, modifications, extensions, and replacements thereof are herein called the “Reimbursement Agreement”). Pursuant to the Reimbursement Agreement, Bank issued on account of Borrower for the benefit of Westchester Fire Insurance Co. an Irrevocable Letter of Credit dated November 26, 2006 (bearing irrevocable Letter of Credit No. 9854) (such Irrevocable Letter of Credit as heretofore amended and modified and as same may be hereafter amended, modified and/or replaced being herein called the “Letter of Credit”), which Letter of Credit is in the current stated amount of $4,000,000,00. Pursuant to the Reimbursement Agreement, Borrower has agreed, inter alia, to reimburse Bank for any and all draws funded under the Letter of Credit and has agreed to pay a letter of credit fee as provided in the Reimbursement Agreement.
     3. SECURITY FOR THE CREDIT FACILITY AND REIMBURSEMENT AGREEMENT
     To secure the payment of the debts, liabilities and obligations of Borrower (whether now existing or hereafter incurred or arising) under the Note, the Obligations of Borrower (whether now existing or hereafter incurred or arising) evidenced by or arising under the Reimbursement Agreement and all obligations (whether now existing or hereafter incurred or arising) of Borrower to Bank contained herein and in the other Loan Documents, whether direct or indirect, absolute or contingent (hereinafter collectively called the “Liabilities”), Borrower is executing and delivering to Bank that certain Fifth Amended and Restated Security Agreement dated of even date herewith whereby Borrower grants to Bank as security interest in the “Collateral” as defined is said Fifth Amended and Restated Security Agreement (such Fifth Amended and Restated Security Agreement as originally executed and as same may be amended and/or modified from time to time being herein called the “Security Agreement”), and Borrower is executing and delivering to Bank one or more Assignment of Accounts whereby Borrower grants to Bank a security interest in certain accounts of Borrowers at Bank or at affiliates of Bank (each such Assignments of Account and all amendments and modifications thereof being herein called the “Deposit Account Pledge”) and Borrower is executing and delivering to Bank a Fourth Amended and Restated Assignment Agreement whereby Borrower assigns to Bank certain rights of Borrower with respect to certain agreements described therein (such Fourth Amended and Restated Assignment Agreement and all amendments and modifications thereof being herein called the “Assignment of Agreements”).
     For the purposes of this Agreement, the term “Collateral” shall mean and include the “Collateral” described in the Security Agreement, the “collateral” as described in the Deposit Account Pledge, the rights assigned under the Assignment Agreement, and any and all other property of any nature whatsoever of Borrower which hereafter may now or hereafter be assigned, transferred or pledged to Bank as security for, inter alia, the Liabilities.
     For the purposes of this Agreement, the term “Loan Documents” shall mean, collectively, this Agreement, the Note, the Reimbursement Agreement, the Security Agreement, Deposit Account Pledge, and the Assignment of Agreements, as each of the same maybe amended hereafter, and any other documents entered into between Borrower and Bank which relate to or secure any of the Liabilities.
     Next Estate Communications, Inc., a Delaware corporation (“Next Estate”) is executing and delivering to Bank a Guaranty By Corporation dated as of even date herewith whereby Next Estate guarantees to Bank, inter alia, the payment of the Line of Credit Note (such Guaranty By Corporation and any and all amendments, modifications and replacements thereof being herein called the “Next Estate Guaranty”) and is executing and delivering to Bank a Third Party Pledge Agreement dated as of even date herewith and an Assignment of Accounts whereby Next Estate grants to Bank a security interest in certain accounts and funds of Next Estate as additional security for the Liabilities and Next Estate’s obligations under the Next Estate Guaranty (such Third Party Pledge Agreement and all amendments, modifications and replacements thereof being herein called the “Next Estate Pledge” and such Assignment of Account and all amendments, modifications and replacements thereof being herein called “Next Estate Deposit Account Pledge”; the Next Estate Guaranty, Next Estate Pledge and Next Estate Deposit Account Pledge are herein collectively called the “Next Estate Documents”).
     4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SECOND PARTIES.
     In consideration of Bank establishing the Credit Facility and issuing the Letter of Credit, Borrower hereby covenants and agrees with Bank as follows and represent and warrant to Bank as follows:
          (a) Binding Obligation. Each of the Loan Documents and the Synovus Management Agreement constitutes valid and binding obligations of Borrower enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, or other similar laws relating affecting the rights of creditors, and to the general principles of equity.
          (b) Financial Condition. Financial statements of Borrower which have been delivered to Bank present fairly the financial condition and income of Borrower as of the date or dates and for the period or periods stated therein. No material adverse change in Borrower’s financial condition has occurred since the date of its most recent financial statement delivered to the Bank.
          (c) No Default. The Borrower is not in default in any respect that affects any of the properties or business, operations, or condition, financial or otherwise, of Borrower under any existing security agreement, mortgage, agreement, or other instrument to which the Borrower is a party or by which the Borrower is contractually bound.
          (d) Compliance with Law, etc. The Borrower is not in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which the Borrower or any of the property or business operations of the Borrower is subject, except where such violation is not reasonably likely to have a material adverse effect on Borrower. Borrower has not failed to obtain any license, permit, franchise, or other governmental authorization necessary to the ownership of any of its properties or to the conduct of its businesses, except where such violation is not reasonably likely to have a material adverse effect on Borrower.
          (e) No Restrictions. The Borrower is not subject to any restrictions (other than restrictions on assignment contained in Borrower’s agreements with third parties) imposed by any agreement or other instrument to which it is a party or by which it is bound or by any law which would adversely affect its ability to enter into this Agreement and the other Loan Documents and to fulfill all obligations imposed hereunder and thereunder, and the provisions of this Agreement and the other Loan Documents and the fulfillment of the obligations thereby imposed upon Borrower will not conflict with or constitute a default under any agreement, instrument or law binding upon the Borrower.
          (f) Title to Collateral. Excluding rights in real property and any leased equipment, Borrower has good and marketable title to the Collateral, free and clear of all liens and encumbrances of every nature whatsoever (other than security interest in favor of Bank), and has full power and authority to enter into and deliver the Security Agreement and to grant Bank a first in priority security interest in and to the Collateral to Bank as security for the Liabilities.
          (g) Litigation. There is no pending or threatened material claim, action, suit, investigation or other proceeding at law or in equity by or before any federal, state, local or other court or governmental agency, nor is there any judgment, order, writ, injunction or decree of any such court or agency affecting Borrower or any properties or assets of Borrower.
          (h) Tax Returns. Borrower has filed or caused to be filed all required federal, state, local, foreign or other tax returns or extensions and reports and has paid all taxes, including penalties and interest, imposed upon Borrower and Borrower’s property and assets, other than any taxes, assessments, charges, levies or claims which are in good faith being timely contested by Borrower and are properly reserved against by Borrower. No tax assessment has been proposed or made against Borrower and Borrower is not aware of any pending investigation of Borrower, or any of the income or assets of Borrower by any federal, state, local or foreign taxing authority.
          (i) Margin Securities. None of the advances on the Credit Facility hereunder will be used to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any margin stock within the meaning of Regulation U of the Federal Reserve Board or any security within the meaning of the Securities Exchange Act of 1934, as amended.
          (j) Corporate Status of Borrower. Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full power and authority to execute and deliver this Agreement and the other Loan Documents, and to incur the obligations provided for herein and therein, all of which have been duly authorized by proper corporate action. Borrower is duly qualified to do business and is in good standing under the laws of every other state in which Borrower is conducting business except where the failure to be so qualified or in good standing is not reasonably likely to have a material adverse effect on Borrower.
          (k) Accounts Receivable and Retailer Funds Reports. Borrower agrees to deliver to Bank the following reports and documents:
               (1) by 2:00 PM. EST on each business day, detailed reports in form acceptable Bank of the following: (i) a daily accounts receivable ageing by Retailers, (ii) cash activity by Retailers, and (iii) a sales and card load activity report detailing amounts due and days sales outstanding as of the close of business on the prior day;

               (2) if requested by Bank, copies of all of Borrower’s invoices as generated and daily sales, invoice, and cash receipts registers or journals reflecting, on a daily basis, the information described above;
               (3) such other documents, instruments, data or information of any type reasonably requested by Bank with respect to the Accounts Receivable, retailer funds, inventory and any other Collateral or otherwise reasonably required by Bank to monitor the flow of funds from each Retailer and deposit in the Retailer Reserve Fund.
          (l) Financial Statements and Reports.
               (1) Borrower shall promptly furnish to Bank (at Borrower’s cost and expense) as soon as available, and in any event within one hundred twenty (120) days after the close of each fiscal year of Borrower financial statements, (prepared by Borrower and audited by certified public accountants reasonably acceptable to Bank), that will fairly present in all material respects the financial condition of Borrower at the close of such year, and income for such fiscal year, prepared in conformity with generally accepted accounting principles consistently applied.
               (2) Borrower shall promptly furnish to Bank as soon as available and in any event not later than thirty (30) days following the end of each fiscal quarter of Borrower, internally-prepared unaudited financial statements that will fairly present in all material respects the financial condition of Borrower at the close of such quarter, and income for such quarter, prepared in conformity with generally accepted accounting principles consistently applied.
               (3) Also, Borrower shall promptly furnish to Bank any and all other reports, audits and information from time to time as reasonably requested by Bank with respect to its financial condition and operations, including, but not limited to, copies of all federal and state income tax returns filed by Borrower with the Internal Revenue Service and any state department of revenue and any foreign taxing authority.
          (m) Right of Inspection. Borrower shall permit any officer, employee, or agent of Bank to inspect and examine the Collateral and Borrower’s books of record and accounts, to take copies and extracts from such books of record and accounts, and to discuss the affairs, finances, and accounts of Borrower with Borrower’s accountants and auditors, during Borrower’s regular business hours and as often as Bank may reasonably desire, and all upon reasonable advance notice; it being acknowledged that Borrower may condition such access to Bank’s agent upon the same entering into a standard confidentiality agreement that is reasonable acceptable to Bank.
          (n) Notice of Certain Events. Borrower shall promptly notify Bank if Borrower learns of the occurrence of (i) any event that constitutes an Event of Default hereunder, together with a detailed statement of the steps being taken by Borrower to cure the effect of such Event of Default; or (ii) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture, or other evidence of indebtedness of Borrower or Next Estate with respect to a claimed default, together with, a detailed statement specifying the notice given or other action taken by such holder and the nature of the claimed default and what action Borrower is taking or proposes to take with respect thereto; or (iii) any legal, judicial, or regulatory proceedings affecting Borrower or the Collateral (or any of the Collateral) or Next Estate, in which the amount involved is material and which, if adversely determined, would have a material and adverse effect on the Collateral or on the business or financial condition of Borrower or Next Estate; or (iv) any dispute between Borrower and any governmental or regulatory authority or any other person, entity, or agency which, if adversely determined might jeopardize Bank’s security interest in the Collateral or interfere with the normal business operations of Borrower; or (v) any material adverse change, either individually or in the aggregate, in the assets, liabilities, financial condition, business, operations, affairs, or circumstances of Borrower from those reflected in its financial statements or from the facts warranted or represented in any of the Loan Documents, including this Agreement.
          (o) Payment of Taxes. Borrower shall punctually pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower or upon the income or upon any of the property of Borrower; excepting, however, any taxes, assessments, charges, levies or claims which are in good faith being timely contested by Borrower and are properly reserved against by Borrower.
          (p) Loan Documents. Borrower will procure immediate delivery to Bank of all Loan Documents and Next Estate Documents, properly prepared and executed, in full compliance with all of Banks requirements relative thereto. The parties understand and agree that the Bank is solely responsible for recording and filing any Loan Documents and perfecting the Bank’s security interest; provided, however, Borrower agrees to take all actions reasonably required by Bank to perfect such security interest. Borrower hereby authorizes Bank to file such financing statements naming Borrower, as debtor, and Bank, as secured party (without execution thereof by Borrower) as Bank in Bank’s sole discretion deems appropriate to perfect, protect, preserve and/or continue Bank’s security interest in all or any of the Collateral.
          (q) No Default. Borrower will at all times fully comply with all provisions of the Loan Documents, will allow no default or Event of Default to occur thereunder and will not permit any condition to exist for any period of time which would adversely affect or jeopardize the priority of Bank’s security position as to any of the Collateral herein or in any of the other Loan Documents. Upon request by Bank, Borrower shall provide to Bank on such periodic basis as may be specified by Bank and in such form as may be specified by Bank a Certificate of No Default, said certificate to be executed on behalf of Borrower by Borrower’s President or Chief Financial Officer.

          (r) No Sale of Collateral. No Collateral shall be sold otherwise transferred without the prior written consent of Bank, other than as expressly permitted in the Security Agreement.
          (s) Bank as Borrower’s Primary Banking Depository. Until such time as the Liabilities are indefeasibly paid in full and the Letter of Credit has terminated and Bank has no further commitment or obligation to advance funds under the Note, Borrower and Next Estate each shall utilize Bank as its primary banking depository, provided that Bank’s rates and fees remain competitive with those of similar institutions.
          (t) Indemnification. Borrower, will indemnify and hold harmless Bank from any claims arising by reason of the execution hereof or the consummation of the transactions contemplated hereby.
          (u) Hazard Insurance. Borrower shall obtain and maintain fire and extended coverage insurance in the amount of the full insurable value of Borrower’s tangible business assets, with such hazard insurance naming Bank as mortgagee-payee. As to the insurance covering Borrower’s inventory, Bank shall be designated as the sole mortgagee-payee. As to the insurance covering other tangible business assets of Borrower, Bank shall be designated as the loss payee. Such insurance shall be written by an insurance company or companies authorized to transact business in each location in which Borrower transacts business and be rated at least “A” by A. M. Best and Company, and Borrower shall provide to Bank appropriate certificates reflecting that said insurance is in force and that the premiums therefor have been paid.
          (v) Liability Insurance. Borrower shall carry, maintain and pay all premiums on liability insurance insuring against injuries or deaths occurring in connection with the operation of Borrower’s business and property damage coverage, in the form generally known as comprehensive public liability insurance, with aggregate limits of not les than $1,000,000 in the case of injury to or death of one or more persons or damage to property. All such insurance shall be written by an insurance company or companies authorized to transact business in each location in which Borrower transacts business and be rated at least “A” by A. M. Best and Company, and Bank shall be designated as an additional insured on such policies and shall be provided with evidence that said insurance is in force and that the premiums therefor have been paid.
          (w) No Other Guaranties. Except for reasonable and customary indemnities in Borrower’s present and future agreements with third parties, Borrower shall not guarantee or become responsible for the obligations of any other person, corporation or entity without the prior written consent of Bank.
          (x) Accuracy of Representations and Warranties. All representations and warranties set forth in this Agreement or in any of the other Loan Documents are true, correct, complete and accurate in all material respects.
          (z) No Payment of Dividends. Without the express prior written consent of Bank, Borrower shall pay no dividends to its shareholders.
          (aa) No Change in Ownership. Borrower shall not cause, allow or suffer to occur any change in the ownership, nature, control or structure of Borrower without the prior written consent of Bank. This Section 4(aa) and any other applicable section of the Loan Documents, shall not apply to: (i) any issuance or grant by Borrower of stock or other equity of Borrower (and any option, warrant or other instrument convertible into or exercisable for stock or other equity of Borrower — and the issuance any stock or equity upon conversion or exercise of any such options, warrants or other instruments); (ii) any issuance of unsecured debt of Borrower (whether or not convertible); (iii) any transfers of Borrower’s stock for estate planning or similar purposes (e.g., to a trust); and (iv) any transfers by any stockholders. At all times, Next Estate shall be wholly owned by Borrower, and Borrower hereby represents and warrants that Next Estate currently has no outstanding debt of any nature and covenants and agrees that Next Estate will not incur any debt of any nature other debt owing to Bank without the prior written consent of Bank, which consent may be withheld in Bank’s sole discretion.

          (bb) No Loans to or Investments in Related Entities. Borrower shall not make, extend or allow to remain outstanding any loans or advances to or investments in Borrower’s affiliates, parent, subsidiaries, shareholders, directors, employees, officers or other related persons or entities in excess of $5,000,000.00 in the aggregate without prior written consent of Bank
          (cc) Restrictions on Investments. Borrower shall not purchase or acquire, directly or indirectly, any shares of stock of, any substantial part of the assets of, any interest in, or any evidence of indebtedness, loans or other securities of, any person, corporation or other entity in excess of $10,000,000 in the aggregate, without the prior written consent of Bank.
          (dd) Collection and Application of Proceeds; Notifying Account Debtors. Upon the occurrence of an Event of Default, Borrower shall implement a lock box and remittance account arrangements as are requested by Bank in Bank’s discretion. In connection therewith, Borrower shall notify its Account Debtors to direct payments of Accounts to a post office box specified and maintained by Bank. Proceeds transmitted to Bank, whether directly by Borrower or through said lock box, shall be handled and administered in and through said remittances account; the maintenance of any such account shall be solely for the convenience of Bank, and Borrower shall not have any right, title, or interest in or to any such account or in the amounts at any time appearing to the credit thereof Bank may apply and credit proceeds transmitted to or otherwise received by Bank against the Liabilities in such order of application as is determined by Bank in Bank’s sole discretion; however, Bank shall not be required to credit against the Liabilities the amount of any check or other instrument constituting provisional payment until Bank has received final payment thereof at its office in cash or solvent credits accepted by Bank. Borrower shall, at the request of Bank, notify the Account Debtors of the security interest of Bank in any Account and shall instruct Account Debtors to remit payments directly to Bank, and Bank may itself at any time so notify and instruct Account Debtors. Once the aforesaid lockbox account and remittance account is established, Borrower shall notify Bank of any collections received directly by Borrower and shall hold the same in trust for Bank without commingling the same with other funds of Borrower and shall turn the same over to Bank immediately upon receipt in the identical form received with all necessary endorsements.
          (ee) Collection of Accounts. Borrower (i) shall (a) deliver any instrument or chattel paper evidencing or constituting an Account to Bank, and (b) use its best efforts to collect its Accounts in a commercially reasonable manner, and (ii) agrees that no court action or other legal proceeding or garnishment, attachment, repossession of property, detinue, sequestration or any other attempt to repossess any merchandise covered by an Account shall be attempted by Borrower except by or under the direction of competent legal counsel. Borrower hereby agrees to indemnify and hold Bank harmless for any loss or liability of any kind or character which may be asserted against Bank by virtue of any suit filed, process issued, or any repossession or attempted repossession done or attempted by Borrower or by virtue of any other actions or endeavors which Borrower may make to collect any Accounts or repossess any such merchandise.
          (ff) Assignment and Payment Instructions. Borrower shall cause each of its Retailers and Resellers to execute a contract containing irrevocable, without Bank’s written consent, instructions, acceptable to Bank, or an irrevocable, without Bank’s written consent, letter notice to each Retailer or Reseller, obligating each Retailer or Reseller to remit all Retailer Funds to the Retailer Reserve Fund.
          (gg) Liquid Assets. Borrower shall at all time have on deposit in an account or accounts at Bank (or on deposit in accounts at Bank and its affiliates) at least $15,000,000.00 which accounts and funds deposited therein shall be pledged to Bank as security for the Liabilities either through the Deposit Account Pledge and as applicable, Next Estate Deposit Account Pledge or such other pledge agreement reasonably required by Bank. Such pledged deposit accounts shall be under the exclusive control of Bank and subject to no liens or security interest other than those in favor of Bank. Borrower agrees (and as applicable, agrees to cause Next Estate) to execute such control agreements and other agreements as Bank may reasonably require to perfect Bank’s security interest in such accounts and the funds deposited therein.

          (hh) Other Matters. No information, exhibit, schedule or report furnished or to be furnished by Borrower to Bank in connection with this Agreement contains or will contain any material statement of fact, or fails or will fail to state any material fact, the omission of which would render the statements therein materially false or misleading when made, provided, however, that Borrower shall promptly notify Bank of any fact or occurrence which would subsequently render such statement materially false or misleading.
     5. EVENTS OF DEFAULT.
     The occurrence of any of the following events or conditions shall constitute an Event of Default for the purposes of this Agreement
          (a) Nonpayment when due or within such, if any, applicable grace period of any sum herein or in the Note, in the Reimbursement Agreement or other Loan Documents required to be paid by Borrower;
          (b) Failure of Borrower to comply with any covenant or agreement contained herein or the occurrence of any other breach or default hereunder or under the Note, the Security Agreement, or any of the other Loan Documents on the part of Borrower not cured or remedied to Bank’s satisfaction within such, if any, grace or cure period as might be applicable;
          (c) Any representation, warranty or statement made by or on behalf of Borrower herein or in any certificate, report, schedule, representation, statement or other writing at any time delivered pursuant hereto or in connection herewith is untrue in any material respect as of the date made;
          (d) Borrower makes an assignment for the benefit of creditors, files a petition in bankruptcy, petitions or applies to any tribunal for the appointment of a custodian, receiver or trustee for Borrower or any substantial part of its assets, or commences any proceeding under any bankruptcy, reorganization, rearrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there is filed any such petition or application, or any such proceeding is commenced against Borrower, in which an order for relief is entered or which remains undismissed for a period of 30 days or more; or if Borrower by any act or omission indicates its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or in the appointment of a custodian, receiver or any trustee for it or any substantial part of its properties and suffers any such custodianship, receivership or trusteeship to continue undismissed for a period of 30 days or more;
          (e) Borrower conceals, removes, or permits to be concealed or removed, any part of its property, with intent to hinder, delay or defraud creditors or any of them, or makes or suffers a transfer of any property of Borrower to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or suffers or permits, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within 30 days from the date thereof;
          (f) Unless otherwise expressly permitted in the Security Agreement, should Borrower sell, encumber, convey or otherwise transfer any interest in the Collateral or any portion thereof without the prior written consent of Bank;
          (g) Borrower is dissolved or liquidated or loses its separate corporate identity through any merger, consolidation or reorganization, without Bank’s prior written approval;
          (h) Should any material default occur under any other promissory note, reimbursement agreement, or other evidence of indebtedness or any security deed, security agreement or other security instrument from Borrower to Bank;
          (i) Should any material adverse change occur, either individually or in the aggregate, in the assets, liabilities, financial condition, business operations or circumstances of Borrower from those reflected in Borrower’s financial statements or from the facts warranted by Borrower in this Agreement or in any of the other Loan Documents;
          (j) The occurrence or continuation of any default or event of default by or attributable to Borrower under or in connection with any security deed, mortgage, deed of trust, lease, security agreement, note, bond indenture, loan agreement or similar instrument or agreement to which Borrower is now or may hereafter be a party or by which Borrower or any of its property (including, without limitation, any of the Collateral) is now or may hereafter be bound or affected;

          (k) Should any judgment or judgments in excess of $100,000.00 in the aggregate, be entered against Borrower and remain unpaid, unstayed or undismissed for a period of more than (5) business days thereafter;
          (l) Should Borrower cease or discontinue doing business for more than five (5) consecutive business days during any calendar year for any reason;
          (m) Any change of circumstances or any event or occurrence affecting Borrower or the Collateral which Bank in its reasonable discretion deans to impair substantially the ability of Borrower to comply with all of its obligations herein contemplated and contemplated in the other Loan Documents;
          (n) Should a default attributable to Borrower occur under the Synovus Management Agreement and the expiration of any, if any, post-termination servicing period provided therein has occurred;
          (o) Should the Synovus Management Agreement be terminated or cancelled for any reason and the expiration of any, if any, post-termination servicing period provided in the Synovus Management Agreement has occurred;
          (p) Should any default or Event of Default occur under, and as defined in, any of the Loan Documents or any of the Next Estate Documents (which, if applicable, continues beyond any, if any, applicable cure period contained therein); or
          (q) Any material failure of Next Estate to comply with any covenant or agreement contained in any of the Next Estate Documents or occurrence of any material breach or default under any of the Next Estate Documents on the part of Next Estate (which, if applicable, continues beyond any, if any, applicable cure period contained therein).
     6. REMEDIES.
          (a) General. Upon the occurrence and during the continuance of an Event of Default, Bank shall have and at its option may exercise, at any time and from time to time and without notice to Borrower, each, any and all of its rights and remedies herein and in the Note, the Security Agreement and other Loan Documents and Next Estate Documents provided or which are otherwise available to Bank under applicable law, including but not limited to its right to declare accelerated and thereby render immediately due and payable all indebtedness herein contemplated (whether represented by the Note or otherwise), to enforce collection of said indebtedness from Borrower by suit or other lawful means, and to exercise any and all rights of foreclosure provided in the Security Agreement and the other Loan Documents and Next Estate Documents or which are otherwise available to Bank with respect to the Collateral or any other collateral securing the Line of Credit Note. All such rights and remedies are and shall be cumulative and maybe exercised singly, concurrently or in such combinations as Bank from time to time may elect. The failure to exercise any such remedy shall not constitute a waiver thereof, nor shall any partial or ineffectual use of any such remedy prevent the subsequent or concurrent resort to the same or any other remedy or remedies. It is intended that this clause shall be broadly construed so that all remedies herein provided for or otherwise available to Bank shall continue and be each and all available to Bank until all sums due it by reason of the transactions and obligations contemplated by this Agreement have been fully paid and fully discharged without loss or damage to Bank.
          (b) Set-off. Upon the occurrence and during the continuance of any Event of Default, Bank is authorized at anytime and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) to include, but not be limited to, any certificate of deposit, at any time held to or for the credit or the account of Borrower against the Note or other instrument or agreement in default. Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Bank under this subsection (b) are in addition to other rights and remedies (including but not limited to other rights of set-off) that Bank may have.

And in the event of Bank’s sale of any participation in any loan or loans herein contemplated, each participating lender shall have and may exercise, to the extent of its participation, the same rights of set-off and related rights as those provided for Bank in this subsection (b).
          (c) If an Event of Default has occurred under this Agreement and credit remains available under the Letter of Credit, Borrower agrees to pay to Bank, promptly upon written demand by Bank therefor, an amount equal to the maximum amount available to be drawn under the Letter of Credit or at Bank’s option, subject to availability under the Credit Facility, Bank may withdraw such amount from the Credit Facility. At Bank’s option, all amounts so paid to Bank may be held by Bank in a reserve account at Bank under the exclusive control of Bank as security for the repayment of the obligations of Borrower under the Reimbursement Agreement. Bank may maintain any reserve held under the terms of this Agreement in any manner Bank may see fit, and Bank may invest the same in such investment or investments (including but not limited to certificates of deposit issued by Bank) as Bank may choose or not invest the same. Bank shall not be required to pay, or to account to Borrower or anyone else for, any interest or other earnings on any reserve at any time held by Bank under this Agreement, except that any income or profits from any investment of such reserve made by Bank shall become a part of such reserve. Bank may disburse any funds held in such account for payment of the obligations of Borrower under the Reimbursement Agreement or any of the other Liabilities in such order and priority of application as Bank may determine in its discretion. At such time as the Letter of Credit is terminated and all obligations of Borrower under the Reimbursement Agreement are indefeasibly paid in full Bank will at Bank’s option apply any amounts remaining in such reserve account to the Liabilities, whether or not same are then due, and/or disburse all or any portion of such amounts to Borrower or any other person or entity legally entitled thereto.
     7. MISCELLANEOUS.
          (a) Incorporation by Reference. Each of the Loan Documents, whether delivered to and accepted by Bank contemporaneously herewith or from time to time hereafter, shall be and hereby are incorporated herein and made a part hereof by this reference. In the event of any conflict or inconsistencies among any of the various terms and provisions which appear in this Agreement and other Loan Documents, the provisions of this Agreement shall control, except to the extent the Note or Security Agreement conflict, in which case the Note or the Security Agreement, respectively, shall control to the extent the issue specifically involves the subject matter of such document.
          (b) Notices. Any demand, notice or other communication herein or in any of the Loan Documents required or permitted to be given in writing shall be deemed sufficiently given when personally delivered, or the second day after being mailed by certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:

Green Dot Corporation
Attention: Steve Streit
605 E. Huntington Drive, Suite 205
Monrovia, California 91016

If to Bank:

If by U.S.	Columbus Bank and Trust Company
Mail:	Attn: Corporate Banking (Steve Adams)
Post Office Box 120 (1148 Broadway)
Columbus, Georgia 31902 (31901)

If by Hand	1148 Broadway
Delivery or	Columbus, Georgia 31901
Overnight
Courier:
The address of any such party may be changed by written notice given as hereinabove provided.
          (c) Invalidity. In the event that any one or more of the provisions contained in the Note, this Agreement or any of the other Loan Documents for any reason shall be held invalid,

illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of the Note, this Agreement or any of the other Loan Documents.
          (d) Survival. This Agreement and the rights and obligations of the parties hereunder shall survive and shall not be superseded by any Loan Documents executed as herein contemplated or by any other instruments or documents executed and delivered in connection with Bank’s extension of credit herein contemplated.
          (e) Successors and Assigns. All covenants and agreements made by or on behalf of Borrower in this Agreement and in the other Loan Documents shall be fully binding upon Borrower and its successors and assigns, and shall inure to the benefit of Bank and its successors and assigns.
          (f) Renewal Notes. All provisions of this Agreement relating to the Note or the indebtedness represented thereby shall apply with equal force and effect to each and all (if any) promissory notes henceforth executed which in whole or in part represent a renewal, extension (for any period), increase, or rearrangement of any part of the indebtedness originally represented by the Note or of any part of such indebtedness, except as otherwise specifically agreed to in writing between Bank and Borrower at that time. Nothing contained herein shall obligate Bank in any way to extend or renew the Note.
          (g) Non-Waiver. No action or course of dealing on the part of Bank, its officers, employees, consultants, attorneys or agents, and no failure or delay by Bank with respect to its exercise of any right, power, or privilege of Bank under this Agreement or other Loan Documents shall operate as a waiver thereof. No waiver by Bank of any default on the part of Borrower or under any of the other Loan Documents shall be considered a waiver of any other or subsequent default, and no exercise or enforcement of any rights or powers hereunder or under any of the other Loan Documents by Bank shall be held to exhaust such rights or powers and every such right and power may be exercised from time to time by Bank.
          (h) Rights Cumulative. All rights and remedies of Bank under this Agreement and other Loan Documents shall be cumulative and not exclusive of any and all other rights and remedies available to Bank at law, in equity or otherwise. The exercise or partial exercise of any such right or remedy shall not preclude other or further exercise of the same or any other right or remedy.
          (i) Governing Law. This Agreement constitutes a contract made by the parties in the State of Georgia, and shall be construed in accordance with and governed by the laws of that State.
          (j) Titles of Sections, etc. All titles or headings to sections, subsections, or other divisions of this Agreement are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such sections or other divisions.
          (k) Time of Essence. Time is of the essence with regard to each and every provision of this Agreement and the other Loan Documents.
          (l) Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties be contained on any one counterpart. Each counterpart shall be deemed an original, and all such counterparts collectively shall constitute one and the same instrument.
          (m) Amendment. No amendment or modification of this Agreement shall be effective unless in writing and signed by the parties hereto.
          (n) Third Patty Reliance. Bank has not entered into this Agreement for the purpose of giving any assurance to any party other than Borrower that Bank will make the loan or extend credit herein contemplated, and no other person, firm, or corporation shall be authorized to rely on this Agreement in dealing with Borrower in any matter concerning the subject matter hereof.

          (o) Costs, Expenses and Taxes. Borrower shall pay on demand all actual and reasonable out-of-pocket costs and expenses of Bank (including reasonable fees and out-of-pocket expenses of Bank’s counsel) in connection with the preparation, execution, delivery, and administration of this Agreement and the other Loan Documents delivered or to be delivered pursuant to or in connection with this Agreement, and all actual or reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by Bank in connection with any enforcement of this Agreement or any other Loan Documents, or to enforce, protect, defend, liquidate, and/or administer any Collateral herein contemplated. In addition, Borrower agrees to pay and to hold Bank harmless from any liability for any intangibles taxes, stamp or other taxes which may be required with regard to the Security Agreement or any of the other Loan Documents and the filing and recording of any necessary financing statements. Borrower also shall promptly pay all other miscellaneous charges and fees as may reasonably accrue in a lending transaction of a similar nature. Borrower shall promptly reimburse Bank on demand for all amounts expended, advanced, or incurred by Bank to satisfy any obligation of Borrower under this Agreement or any other Loan Documents, or to perfect the liens in favor of Bank, or to protect the properties or business of Borrower, or to collect the indebtedness of Borrower to Bank, or to enforce any rights of Bank under this Agreement or any other Loan Documents, which amounts will include all court costs, reasonable attorneys’ fees, fees of auditors and accountants, and investigation expenses reasonably incurred by Bank in connection with any such matters, together with interest thereon at the rate applicable to past due principal and interest as set forth in the Note, but in no event in excess of the maximum lawful rate of interest permitted by applicable law on each such amount. All obligations for which this subsection (o) provides shall survive any termination of this Agreement.
          (p) Audit Fee. Should it be necessary, in the sole and absolute discretion of Bank, to conduct any audits of Borrower’s accounts as a result of the occurrence of a default or an Event of Default, the reasonable charges by any person or entity designated by Bank to perform such audit and all out-of-pocket expenses incurred by such person or entity in connection with such audits shall, upon demand, be immediately payable by Borrower. Should the indebtedness of Borrower to Bank evidenced by the Note be extended or renewed (which extension or renewal shall be in the sole and unlimited discretion of Bank), Borrower agrees that it shall pay to Bank a renewal fee during each 12-month period of any such renewal or extension in an amount to be determined by Bank per year, said annual fee to be due and payable immediately upon said renewal or extension.
          (q) Participation. It is understood that Bank from time to time may sell participation in the loan contemplated by this Agreement and enter into participation agreements with one or more participating lenders selected by Bank, upon terms and conditions satisfactory to Bank. No notice to or no consent of Borrower shall be required with regard to any such participation. Bank shall have the right, without Borrower’s prior consent, to provide to each participating lender, if any, a copy of each of the Loan Documents and each report, certificate, communication and document required of Borrower hereunder.
          (r) Entire Agreement. This Agreement, together with the other Loan Documents and the documents and instruments contemplated by this Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with regard to the subject matter hereof. No promises, covenants, representations or agreements other than as expressly set forth in the Loan Documents have been made to or with Borrower and Borrower expressly represents and warrants that Borrower is not relying on any promises, covenants, representations or agreements other than as expressly set forth in the Loan Documents in entering into the transactions contemplated by the Loan Documents. Bank and Borrower expressly agree that this Agreement amends and restates in its entirety the Prior Line of Credit Agreement which shall be of no further force or effect following the date hereof.

          (s) Modification of Loan Documents. Each of the Loan Documents are hereby modified and amended to the extent necessary to fully evidence and secure any and all extensions, amendments, restatements, renewals, or modifications of the Note.
          (t) No Novation. It is the intent of the parties hereto that this Agreement shall not constitute a novation and shall not adversely affect or impair the Bank’s priority in the property pledged herein and in the Security Agreement and Bank shall retain a first priority lien and security interest on the property described therein, superior to any other encumbrances.
          (u) Early Termination. Borrower hereby acknowledges and agrees that unless otherwise consented to by Bank in writing, Borrower may not terminate the Credit Line prior to the maturity date of the Note unless (i) all Liabilities have been indefeasibly and finally paid in full, (ii) Borrower acknowledges and confirms in writing that Bank has no further obligation or commitment to advance funds under the Credit Line, and (iii) the Synovus Management Agreement has been terminated and all post-servicing period provided in the Synovus Management Agreement has expired.

     IN WITNESS WHEREOF, Borrower and Bank have each executed and delivered these presents, each of them acting by and through their respective duly authorized corporate officers, under their respective seals, as of the date first above written.

BORROWER: GREEN DOT CORPORATION, a Delaware corporation
By:	/s/ Steven W. Streit
Steven W. Streit, President

Attest:	/s/ John C. Ricci
John C. Ricci, Secretary

[Corporate Seal]

BANK: COLUMBUS BANK AND TRUST COMPANY, a Georgia banking corporation
By:	/s/
Vice President

[Bank Seal]

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